UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2011

GREENTEK CORP.

(Exact name of registrant as specified in its charter)

Utah (State or other jurisdiction of incorporation)	000-53526 (Commission File Number)	90-0666440 (I.R.S. Employer Identification No.)

9900 Corporate Campus Drive, Ste 3000 Louisville, Kentucky 40223 (Address of principal executive offices) (zip code)

(502) 657-6005 (Registrant’s telephone number, including area code)

PSP Industries, Inc. 2206 North 640 West West Bountiful, Utah 84087
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

   On December 7, 2011, Min-Chul Shin resigned from the offices of CEO and President of GreenTek Corp., (f/k/a PSP Industries, Inc.), a Utah corporation (the “Company”).  Min-Chul Shin did not resign because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Shin will remain on the Board of Directors of the Company.

Mr. John (Jong Moon) Choi was appointed to the office of CEO and President on December 8, 2011 to fill the vacancy caused by Min-Chul Shin’s resignation as the CEO and President of the Company.

Mr. Choi, 47 years of age, was born in Korea. From 1989 to 1997, Mr. Choi was a senior R & D engineer at Hynix Semiconductor, a Korean company that manufactures DRAM and NAND flash memory for products such as computers, laptops, smart phones and tablets, among others. After leaving Hynix Semiconductor, Mr. Choi worked for various Korean equipment manufacturing companies from 1998 to 2003 in the areas of sales and customer support for semiconductor manufacturing equipment sold to Korean, Taiwanese, Singaporean and Japanese customers. In 2003, Mr. Choi started his own business, JM International Inc., which has done several semiconductor and LED related turnkey projects in China, and he continues to be the General Manager of the company. Mr. Choi attended Hanyang University in Seoul, Korea from 1983 to 1989 and has a Bachelor’s Degree (B.S.) and Master’s Degree (M.S.) in Material Engineering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 9, 2011	GreenTek, Inc.

/s/ John (Jong Moon) Choi
John (Jong Moon) Choi
President and Chief Executive Officer